Exhibit 99

Titan International Inc. has 57% Sales Increase in Third Quarter 2010

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 28, 2010
Third quarter summary:

•	Sales for third quarter 2010 were $222.8 million, an increase of $81.3 million or 57 percent, as compared to $141.5 million in the third quarter of 2009.

•	Gross profit was $27.9 million for the third quarter of 2010, compared to a loss of $(3.0) million in the third quarter of last year.

•	Third quarter income from operations was $12.5 million, compared to a loss of $(15.8) million in 2009.

•	Net income for the third quarter was $4.0 million, compared to a loss of $(11.1) million in 2009 quarter.

•	Diluted earnings per share for the third quarter was $.11 per share, compared to a loss of $(.32) per diluted share in 2009.

Statement of Chief Executive Officer:

“The third quarter was much better than I expected.  I am lucky to have such a great team of employees and they are the reason for our positive results,” said Chairman and CEO Maurice M. Taylor Jr.  “The farm demand has been strong and the market strength looks to continue.  The earthmoving business is growing stronger each month and looks to continue this growth.  As Titan continues to install the molds and equipment from the Denman Tire purchase, we should see a sales benefit as we move forward into 2011.

 “On October 1, 2010, we closed on the repurchase of our 8% senior notes due 2012 and on the new 7.875% $200 million secured bond agreement due 2017.  We also reduced our bank line to $100 million and secured with receivables & inventory.  Titan is now in position to close on an acquisition we have been working on for over a year.

“Our tire facilities whose contracts expire on November 19, 2010, have entered negotiations with the United Steelworkers (USW) on the new union contracts.  All three of these tire factories offer some of the highest wages and benefits in their geographical areas.  The Titan negotiating team consists of me, group President Bill Campbell and a lawyer or two to keep teams legal, as does the USW.  You can make anything complicated or you can make it simple as we have explained to the USW.  Big wages require100% effort.  Everybody wants to resolve this issue in a satisfactory manner and we look forward to continue growing our company,” said Taylor.

“Income from operations should be good for the fourth quarter.  Titan will get hit in the quarter with the premium we paid to repurchase the bonds on October 1, 2010.

“Overall, everything is looking towards a very good year in 2011.”

Year-to-date summary:

•	September 2010 year-to-date sales increased 12 percent to $648.9 million, compared to $581.1 million in 2009.

•	September 2010 year-to-date gross profit improved 55 percent to $87.9 million, compared to $56.8 million in 2009.

•	Income from operations was $40.1 million for the first nine months of 2010, compared to $11.2 million year-to-date 2009.

•
Year-to-date 2010 includes a $3.2 million charge for the $53.9 million Titan senior note repurchase, compared to a $1.4 million gain recorded in 2009 for the company’s repurchase of $6.2 million of Titan senior notes.

•	Year-to-date net income was $10.7 million in 2010, compared to $1.8 million in 2009.

•	Diluted earnings per share for the first nine months of 2010 were $.30 per share, compared to $.05 per diluted share in 2009.

Financial overview:

Sales:  Titan recorded sales of $222.8 million for the third quarter of 2010, as compared to third quarter 2009 sales of $141.5 million.  Year-to-date sales were $648.9 million compared to $581.1 million in 2009. The increase in sales was a result in an increase in demand in the company’s agricultural segment, up approximately 62%; and earthmoving/construction segment, up approximately 56%.  Third quarter 2009 sales were affected by the recession as extended shutdowns were implemented by many of the company’s major customers.  As a result, Titan was forced to extend shutdowns at its production facilities.

Gross profit:  Gross profit for the third quarter of 2010 was $27.9 million or 12.5 percent of net sales, compared to $(3.0) million for the third quarter of 2009. Year-to-date gross profit was $87.9 million or 13.6 percent of net sales for 2010, as compared to $56.8 million or 9.8 percent of net sales for 2009.

Selling, general and administrative expenses:   SG&A expenses for the third quarter of 2010 were $12.0 million or 5.4 percent of net sales, compared to $10.1 million or 7.1 percent of sales at this time in 2009. Year-to-date, SG&A was $36.0 million or 5.5 percent of sales in 2010, compared to $34.4 million or 5.9 percent of net sales in 2009.

Income from operations:  Income from operations for the third quarter of 2010 was $12.5 million, as compared to a loss from operations of $(15.8) million in the third quarter of 2010. Year-to-date income from operations was $40.1 million in 2010, compared to $11.2 million in 2009.

Interest expense:  For the third quarter of 2010, interest expense was $5.9 million, compared to $4.0 million in third quarter 2009. Year-to-date interest expense for 2010 is $19.7 million as compared to $11.8 million in 2009. The company’s interest expense for the third quarter of 2010 and year-to-date increased from 2009 primarily as a result of interest expense related to the $172.5 million convertible senior subordinated 5.625 percent notes that were issued in December 2009.

Gain/loss on note repurchase:  In May 2010, Titan commenced a tender offer to purchase its issued and outstanding unsecured 8 percent notes due January 2012.  For the nine months ended September 2010, in connection with the $47.4 million tender offer and the repurchase of an additional $6.5 million of these notes in July 2010, Titan recorded a loss on the note repurchases of $(3.2) million. For the nine months ended September 30, 2009, the company recorded a gain on note repurchase of $1.4 million, resulting from the company’s repurchase of $6.2 million of principal value of senior notes for approximately $4.8 million in the first quarter of 2009.

Net income:  Net income was $4.0 million for the third quarter of 2010, compared to a net loss of $(11.1) million in third quarter 2009. Year-to-date, net income was $10.7 million in 2010 and $1.8 million in 2009.

Earnings per share:  For the third quarter of 2010, basic earnings per share were $.12 and diluted earnings per share were $.11, as compared to basic and diluted earnings per share of $(.32) for the third quarter of 2009. Year-to-date basic earnings per share were $.31 and diluted earnings per share were $.30 as compared to year-to-date basic and diluted earnings per share of $.05 in 2009.

Capital expenditures: Titan’s capital expenditures for the first nine months of 2010 were $20.1 million, compared to $36.5 million for the first nine months of 2009. Approximately $7 million of the $20.1 million in 2010 related to the purchase of Denman Tire molds and equipment.

Debt balance: Total debt at September 30, 2010, was $312.4 million, a reduction of $53.9 million or 15 percent, when compared to $366.3 million at December 31, 2009.

Equity balance:  The company’s stockholders’ equity increased 9 percent to $285.8 million at September 30, 2010, from $262.0 million at December 31, 2009.

Form 10-Q:  For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on October 28, 2010.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)

Amounts in thousands except earnings per share data.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$222,818	$141,496	$648,922	$581,083
Cost of sales	194,872	144,526	560,986	524,304
Gross profit (loss)	27,946	(3,030)	87,936	56,779

Selling, general & administrative expenses	12,037	10,114	36,008	34,409
Research and development expenses	1,112	1,158	5,039	5,016
Royalty expense	2,275	1,464	6,809	6,123
Income (loss) from operations	12,522	(15,766)	40,080	11,231

Interest expense	(5,867)	(3,997)	(19,713)	(11,819)
Gain (loss) on note repurchase	(473)	0	(3,195)	1,398
Other income (expense)	401	644	307	1,302
Income (loss) before income taxes	6,583	(19,119)	17,479	2,112

Income tax provision (benefit)	2,568	(8,006)	6,817	274

Net income (loss)	$4,015	$(11,113)	$10,662	$1,838

Earnings (loss) per common share:
Basic	$.12	$(.32)	$.31	$.05
Diluted	.11	(.32)	.30	.05

Average common shares outstanding:
Basic	34,868	34,746	34,819	34,692
Diluted	51,773	34,746	51,740	35,251

Segment Information
Revenues from external customers (Unaudited)

Amounts in thousands
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Agricultural	$170,675	$105,426	$497,503	$453,098
Earthmoving/Construction	47,848	30,732	139,161	113,085
Consumer	4,295	5,338	12,258	14,900
Total	$222,818	$141,496	$648,922	$581,083

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands
	September 30,	December 31,
Assets	2010	2009
Current assets:
Cash and cash equivalents	$159,315	$229,182
Accounts receivable	114,140	67,513
Inventories	135,976	110,136
Deferred income taxes	3,065	11,108
Prepaid and other current assets	20,826	27,277
Total current assets	433,322	445,216

Property, plant and equipment, net	248,689	254,461
Deferred income taxes	1,671	7,253
Other assets	44,012	29,533
Total assets	$727,694	$736,463

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$47,135	$24,246
Other current liabilities	43,886	45,826
Total current liabilities	91,021	70,072

Long-term debt	312,448	366,300
Other long-term liabilities	38,431	38,138
Stockholders’ equity	285,794	261,953
Total liabilities & stockholders’ equity	$727,694	$736,463

Titan 2010 third quarter conference call:

Titan International Inc. will hold its earnings conference call for the third quarter that ended September 30, 2010, at 9 a.m. Eastern Time on Thursday, October 28, 2010.

To participate in the conference call, dial (800) 230-1096 five minutes prior to the scheduled time. International callers dial (612) 332-0107.

A replay of the call will be available until November 4, 2010. To access the replay, dial (800) 475-6701 and enter access code 173602. International callers dial (320) 365-3844.

Contact: Krista Whittaker
Investor Relations Manager
(217) 221-4773